Exhibit 99.1

GTT Announces Management Changes

MCLEAN, Va., May 26, 2020 — GTT Communications, Inc. (NYSE: GTT), a leading global cloud networking provider to multinational clients, announced today that Richard D. Calder, Jr., GTT president and CEO, will depart the company effective on June 1, 2020. “We appreciate the many accomplishments Rick has achieved since joining GTT as CEO in May 2007 over 13 years ago,” stated H. Brian Thompson, GTT Executive Chairman. “We have initiated an executive search for a new CEO to lead GTT moving forward.” In order to ensure continuity going forward, H. Brian Thompson, Nick Adamo, and Benjamin Stein, members of the GTT Board of Directors, will provide additional guidance and support to the Company’s senior executive team on an interim basis while the Company conducts an executive search for a new CEO. A leadership group made up of several top executives has been formed consisting of chief financial officer Steven Berns, chief revenue officer Ernie Ortega, general counsel Chris McKee and senior vice president of operations and engineering Bob Burris. Berns and Ortega will co-lead the group.

GTT also announced that Ernie Ortega has been promoted to chief revenue officer to lead the Company’s worldwide revenue growth initiatives. Mr. Ortega joined GTT in June 2019 as division president, Americas and brought extensive industry experience to GTT with a strong record of delivering revenue growth. Mr. Ortega was previously CEO of Towerstream and held senior executive roles with global responsibilities at Colt, Cogent, and XO Communications, and he began his career at MCI

About GTT

GTT connects people across organizations, around the world and to every application in the cloud. Our clients benefit from an outstanding service experience built on our core values of simplicity, speed and agility. GTT owns and operates a global Tier 1 internet network and provides a comprehensive suite of cloud networking services. For more information on GTT (NYSE: GTT), please visit www.gtt.net.

GTT Media Inquiries:

Claire Sach, LEWIS

+44-207-802-2626

GTTUK@teamlewis.com

GTT Investor Relations:

Jody Burfening/Carolyn Capaccio, LHA

+1-212-838-3777

ccapaccio@lhai.com